Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of Griffin Institutional Access Real Estate Fund and to the use of our report dated November 28, 2016 on the financial statements and financial highlights of Griffin Institutional Access Real Estate Fund. Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 13, 2017